Exhibit 99.1

GAN Reports Fourth Quarter and Full Year 2022 Financial Results

Full year revenue increased 14% driven by strong growth in both B2B and B2C segments

B2B gross operator revenue and B2C sports margin, number of active customers remain strong and growing

Announces strategic review to evaluate a range of options to maximize shareholder value

Irvine, California | March 30, 2023: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the quarter and year ended December 31, 2022

Dermot Smurfit, CEO of GAN stated:

“Our fourth quarter continued to show strong B2C KPIs as we grew active customers by nearly 50%. We also ended the year with solid momentum in our B2B sports betting business as we announced our partnership to support WynnBet at Encore Boston Harbor and had a highly successful launch last month. This marks our third GAN Sports client in the U.S. and we maintain a healthy pipeline of potential future partners for the platform.

At the same time, it has become apparent to us that the capital requirements to gain market share for initiatives such as SuperRGS as well as in certain competitive markets for sports betting like Ontario, Canada do not provide a path toward achieving an acceptable ROI in a reasonable period of time. As such, we have elected to allocate capital away from these endeavors and toward more appropriate growth strategies. Accordingly, we are focused on leaning into the value that GAN Sports has demonstrated thus far and being a market leader in emerging Latin American markets through our B2C operations.

Lastly, as part of our commitment to improving our returns for shareholders, we have launched a formal strategic review process to evaluate options available to hasten our path to better profitability metrics and a more attractive return profile. We hope to complete this process in a timely manner and will certainly provide updates as appropriate.”

Strategic Review

The Company announced today that it has initiated a strategic review process to assess a range of strategic alternatives to maximize shareholder value. The intention is to complete the strategic review process in a timely fashion. However, there can be no assurance that the review process will result in pursuing or completing any transaction, and no timetable has been set for completion of this process. The Company will provide updates, as appropriate.

In connection with the strategic review process, the Company has engaged B. Riley Securities, Inc. as its financial advisor to assist with the evaluation process.

Fourth Quarter 2022 Compared to Fourth Quarter 2021

●	Total revenue of $36.9 million increased 21% compared to the prior year quarter. B2B revenues increased 26% or $2.9 million and B2C revenue increased by $3.6 million.

●	B2B segment revenue was $14.1 million versus $11.2 million. The 26% growth was driven primarily by an increase in platform and content license fee revenue from existing clients and new launches by existing and new customers.

●	B2C segment revenue was $22.8 million versus $19.2 million. Active Customers increased 49% driven by growth in Latin America.

●	Total segment contribution was $26.9 million versus $18.9 million. The increase was primarily driven by strong growth in the B2C segment revenue driven by the aforementioned factors, combined with growth in the B2B segment.

●	Operating expenses were $172.4 million versus $35.3 million. The increase was primarily related to a $137.1 million non-cash impairment charge during the quarter ended December 31, 2022, an increase of $133.6 million from the comparable period in 2021. In addition, Depreciation & Amortization increased $2.3 million primarily due to content licensing intangible assets and the amortization of GAN Sports technology placed in service in the fourth quarter of 2022.

●	Net loss of $147.7 million versus $12.6 million. The increase in net loss was primarily driven by increased operating expenses including an increase of $133.6 million in non-cash impairment charges, partially offset by increased B2B and B2C contributions.

●	Adjusted EBITDA was $(0.4) million versus $(6.0) million, primarily related to improved segment contribution and cost saving initiatives implemented in 2022.

●	Cash was $45.9 million as of December 31, 2022. Cash increases were driven by strong results and activity generated from the World Cup in our B2C segment.

●	Non-cash impairment of $137.1 million versus $3.5 million. The impairment charge in the current quarter was a result of material reductions in our expected future cash flows from the B2B segment, a strategic decision not to pursue and invest further in our original content strategy, and a re-assessment of our growth strategy related to the B2C segment.

●	B2C KPI’s during the quarter were strong as the Company continued to grow its number of active customers, deposits and turnover. Active Customers increased 49% from the prior year period driven by growth in Latin America and strong customer retention.

●	B2B Gross Operator Revenue (“GOR”) totaled $365.8 million versus $270.6 million in the prior year quarter, a 35% increase. This increase was driven primarily by expansion of existing clients into new jurisdictions, such as Connecticut and Ontario, Canada, coupled with the launch of RMiG solutions for new customers in existing jurisdictions, such as Michigan.

Full Year 2022 Compared to Full Year 2021

●	Total revenue of $141.5 million increased 14% compared to the prior year. The increase was driven by growth in both B2B and B2C revenues.

●	B2B segment revenue was $54.0 million versus $45.6 million. The 19% growth was driven primarily by an increase in platform and content license fee revenue from organic growth within the U.S. RMiG business.

●	B2C segment revenue was $87.5 million versus $78.6 million. The segment revenue increase was primarily due to active customer growth in Latin America.

●	Total segment contribution was $99.9 million versus $82.8 million. The increase was primarily driven by strong growth in revenues along with a decrease in lower margin hardware sales in the B2B segment and improved terms on payment processing deals in the B2C segment.

●	Operating expenses were $292.4 million versus $114.0 million. The increase was primarily related to a $166.0 million non-cash impairment charge during the year ended December 31, 2022, an increase of $162.5 million from the comparable period in 2021. In addition, Depreciation & Amortization increased $6.5 million primarily due to content licensing intangible asset amortization, and Sales & Marketing increased $5.8 million driven by increases in marketing activities to attract new customers.

●	Net loss of $197.5 million versus $30.6 million. The increase in net loss was primarily driven by increased operating expenses including an increase of $162.5 million in non-cash impairment charges, partially offset by increased B2B and B2C segment contributions.

●	Adjusted EBITDA was $6.0 million versus $(2.8) million primarily due to revenue growth and cost efficiencies.

●	Non-cash impairment of $166.0 million in the current year versus $3.5 million in the prior year. The impairment charge in the current year was a result of material reductions in our expected future cash flows from the B2B segment, a strategic decision not to pursue and invest further in our original content strategy, and a re-assessment of our growth strategy related to the B2C segment.

●	B2C KPI’s during the year were strong as the Company continued to grow its number of active customers, deposits and turnover. Active Customers increased 42% from the prior year period driven by growth in Latin America and strong customer retention.

●	B2B Gross Operator Revenue (“GOR”) totaled $1,224.4 million versus $921.1 million in the prior year, a 33% increase. This increase was driven primarily by new client launches in the United States as a result of organic growth, and expansion into Ontario, Canada.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenues
B2B	$14,140	$12,685	$11,220	$54,045	$45,569
B2C	22,807	19,435	19,207	87,483	78,594
Total revenues	$36,947	$32,120	$30,427	$141,528	$124,163

Profitability Measures
B2B segment contribution (1)	$11,907	$10,512	$8,252	$42,797	$33,969
B2B segment contribution margin (1)	84.2%	82.9%	73.5%	79.2%	74.5%
B2C segment contribution (1)	$15,004	$12,173	$10,678	$57,097	$48,821
B2C segment contribution margin (1)	65.8%	62.6%	55.6%	65.3%	62.1%
Net loss	$(147,709)	$(6,941)	$(12,547)	$(197,498)	$(30,594)
Adjusted EBITDA (7)	$(368)	$2,093	$(5,975)	$6,042	$(2,769)

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$365.8	$277.8	$270.6	$1,224.4	$921.1
B2B Take Rate (3)	3.9%	4.6%	4.1%	4.4%	4.9%
B2C Active Customers (in thousands) (4)	331	261	222	559	394
B2C Marketing Spend Ratio (5)	24%	23%	20%	21%	15%
B2C Sports Margin (6)	6.5%	6.6%	4.6%	6.9%	6.8%

Brian Chang, Interim CFO of GAN, added:

“Given the range of potential outcomes related to the strategic review, we do not feel that we currently have an adequate level of visibility to confidently provide guidance for 2023 within a reasonable range. That said, we do expect a relatively swift resolution to the strategic review process and hope to be in a position to provide our financial outlook for 2023 at some point in the near future. In the meantime, we are acutely focused on supporting our key initiatives such as GAN Sports and seeking additional ways to manage our cost structure and improve our return profile.”

Conference Call Details

Date/Time:	Thursday, March 30, 2023, at 4:30 PM ET
Webcast:	https://www.webcast-eqs.com/ganlimited20230330
U.S. Toll-Free Dial-in:	(877) 407-0989
International Dial-in:	(201) 389-0921

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of this earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s strategic review, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, the anticipated launch of regulated gaming in new U.S. states, the continued integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Revenue	$36,947	$32,120	$30,427	$141,528	$124,163

Operating costs and expenses
Cost of revenue(1)	10,036	9,435	11,497	41,634	41,373
Sales and marketing	7,973	6,757	7,028	28,095	22,266
Product and technology	7,205	4,998	6,984	26,345	22,548
General and administrative(1)	13,641	10,185	13,664	46,906	48,881
Impairment	137,149	—	3,500	166,010	3,500
Restructuring	—	—	—	1,771	—
Depreciation and amortization	6,414	5,893	4,122	23,276	16,808
Total operating costs and expenses	182,418	37,268	46,795	334,037	155,376
Operating loss	(145,471)	(5,148)	(16,368)	(192,509)	(31,213)
Other loss (income), net	(1,191)	1,437	(409)	1,047	(408)
Loss before income taxes	(144,280)	(6,585)	(15,959)	(193,556)	(30,805)
Income tax expense (benefit)	3,429	356	(3,412)	3,942	(211)
Net loss	$(147,709)	$(6,941)	$(12,547)	$(197,498)	$(30,594)

Loss per share, basic and diluted	$(3.46)	$(0.16)	$(0.30)	$(4.66)	$(0.73)

Weighted average ordinary shares outstanding, basic and diluted	42,637,897	42,237,226	42,203,724	42,359,523	42,023,327

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue
B2B
Platform and content license fees	$12,311	$9,988	$9,683	$43,519	$36,935
Development services and other	1,829	2,697	1,537	10,526	8,634
Total B2B revenue	14,140	12,685	11,220	54,045	45,569

B2C
Gaming	22,807	19,435	19,207	87,483	78,594
Total B2C revenue	22,807	19,435	19,207	87,483	78,594

Total revenue	$36,947	$32,120	$30,427	$141,528	$124,163

Gross Profit
B2B
Revenue	$14,140	$12,685	$11,220	$54,045	$45,569
Cost of revenue (1)	2,233	2,173	2,968	11,248	11,600
B2B segment contribution	11,907	10,512	8,252	42,797	33,969
B2B segment contribution margin	84.2%	82.9%	73.5%	79.2%	74.5%

B2C
Revenue	22,807	19,435	19,207	87,483	78,594
Cost of revenue (1)	7,803	7,262	8,529	30,386	29,773
B2C segment contribution	15,004	12,173	10,678	57,097	48,821
B2C segment contribution margin	65.8%	62.6%	55.6%	65.3%	62.1%
Total segment contribution	$26,911	$22,685	$18,930	$99,894	$82,790
Total segment contribution margin	72.8%	70.6%	62.2%	70.6%	66.7%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue by geography *
United States	$12,084	$10,320	$9,605	$45,615	$37,791
Europe	11,749	10,574	10,454	45,092	47,309
Latin America	11,168	9,492	8,723	44,078	32,434
Rest of the world	1,946	1,734	1,645	6,743	6,629
Total	$36,947	$32,120	$30,427	$141,528	$124,163

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net loss	$(147,709)	$(6,941)	$(12,547)	$(197,498)	$(30,594)
Income tax expense (benefit)	3,429	356	(3,412)	3,942	(211)
Interest expense (income), net	1,758	1,450	(31)	4,279	(30)
Other income, net	(3,000)	—	(378)	(3,000)	(378)
Depreciation and amortization	6,414	5,893	4,122	23,276	16,808
Share-based compensation and related expense	1,591	1,335	2,771	7,262	8,136
Impairment	137,149	—	3,500	166,010	3,500
Restructuring	—	—	—	1,771	—
Adjusted EBITDA	$(368)	$2,093	$(5,975)	$6,042	$(2,769)

GAN Limited

Historical Normalized Revenue (Unaudited)

(in thousands)

	Three Months Ended,
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Revenue
Revenue	$36,947	$32,120	$34,967	$37,494
Normalized adjustments (1)	619	493	(81)	(837)
Normalized Revenue	$37,566	$32,613	$34,886	$36,657

Sports Margin
Actual sports margin	6.5%	6.6%	7.1%	7.2%
Normalized sports margin	7.0%	7.0%	7.0%	7.0%

Revenue to Gross Gaming Revenue (GGR) Ratio
Actual revenue to GGR ratio	76.7%	73.6%	72.7%	78.8%
Normalized revenue to GGR ratio	75.7%	73.6%	73.9%	75.7%

(1) The adjustments are based on the effects of a normalized sports margin of 7.0% for quarters in 2022. Normalized revenue to gross gaming revenue ratios are based upon a rolling four-quarter average for each quarter within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome. The revenue to GGR ratio is driven by customer incentives, including free bets, sign-up and retention bonuses, and allows management to measure the impact of bonus spend on net revenue. The revenue to GGR ratio may fluctuate based on the number of new users acquired during the period.